Consent of Independent Registered Public Accounting Firm
                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statements No. 333-106389, No. 333-127089 and No. 333-127090 on Form S-8 and No. 333-119646,
No. 333-125051, and No. 333-126460 on Form S-3 of Calypte Biomedical Corporation of our report dated March 3, 2006, except Note 19, which is as of March 31, 2006, relating to the consolidated financial statements of Calypte Biomedical Corporation (which report expresses an unqualified opinion and includes a matter of emphasis paragraph relating to the Company's ability to continue as a going concern) included in this Annual Report on Form 10-KSB for the year ended December 31, 2005.


/s/  Odenberg, Ullakko, Muranishi  & Co. LLP

San Francisco, California
March 31, 2006